CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Seahawk Deep Ocean Technology, Inc.

We hereby consent to the incorporation of our reports appearing in the Annual Report on Form 10-KSB of Seahawk Deep Ocean Technology, Inc., for the year ended December 31, 1996, in the Registration Statement on Form S-8, File no. 33-41524 of Seahawk Deep Ocean Technology, Inc.


/s/ Giunta, Ferlita & Walsh, P.A.

GIUNTA, FERLITA & WALSH, P.A.
Tampa, Florida

February 5, 1999